Exhibit 10.19

19th March 2015

Mrs Emma Park

15 Liphook Road

Lindford

Bordon

Hampshire

GU35 0PX

Dear Emma

Contract of Employment

Between: Nagor Ltd (the “Company” or “Nagor”) - Registered in the Isle of Man. No 000491V, Athol Street, Douglas, Isle of Mann 1M1 1LB and Emma Park, of 15 Liphook Road, Lindford, Bordon, Hampshire, GU35 0PX.

This document sets out the main terms and conditions which are applicable to your employment with Nagor Ltd, a subsidiary of Global Consolidated Aesthetics Ltd (GCAL); the parent company incorporated in Ireland.

Part A of this document sets out the express terms and conditions of your employment as is required by the Employment Rights Act and relevant EC/EU Directives.

Part B outlines, for your information only, those details which are non-contractual, but of which we are obliged by law and good practice to inform you.

PART A

1. DATE OF COMMENCEMENT: Your employment commences no later than 3 months from 23rd March 2015. Your position will be General Counsel (“GC”). You will report to the CFO but reporting lines may change going forward and you will be required to carry out all reasonable duties required by other members of the management team.

2. DATE OF CONTINUOUS SERVICE: On your start date of 23rd June 2015 or before. No employment with any previous employer will count as part of your continuous employment with the Company.

3. JOB TITLE: You will be employed as the General Counsel and your duties will include but will not be limited to those detailed in your job description, which will be reviewed as part of your annual appraisal and may change in line with the needs of the business.

4. NORMAL PLACE OF WORK: Central London. In addition, you are required to work at other locations under the Global Consolidated Aesthetics Ltd (GCAL) umbrella as appropriate. You will not be required to work in any location (except Central London) for more than four weeks out of any eight week period without your prior approval.

5. HOURS PER WEEK: 40 hours, excluding meal breaks. You are also required to work any additional hours as may be necessary to fulfil the needs of the post within the Working Time Directive. There is no overtime applicable to this post.

6. STARTING SALARY: £120,000 (one hundred and twenty thousand pounds) per annum, paid monthly per calendar month, in arrears by BACS on the last working day of each month.

7. SALARY REVIEW DATE: The Company reviews salaries annually but there is no obligation to award an increase on review. Any increase awarded will take effect from a date specified by the board.

8. HEALTHCARE SCHEME: You are eligible to participate in the Company private health scheme and if you wish you may add your dependents at the relevant insurer’s rate. Please ask for further details on joining. Any such scheme is subject to tax via the P11d as a benefit in kind for your personal participation.

9. CAR ALLOWANCE: £8,500 per annum paid in equal installments with your salary, this is subject to market assessment which is reviewed on an annual basis. This may go up or down according to market rates and is not considered to be included for the purposes of pensionable earnings and is subject to statutory deductions.

10. DEDUCTIONS: The Company reserves the right in its absolute discretion to deduct from your pay any sums which you may owe the Company from your pay or on termination of employment from your final pay. For the purposes of the Employment Rights Act 1996 and any other relevant legislation, you hereby authorise the Company to deduct from your salary any sums due from you to the Company in relation to: any previous error or overpayment, holiday or time off in lieu taken but not yet accrued, the costs of damages or losses attributable to your negligence or dishonesty.

11. ANNUAL LEAVE: Your entitlement will be 25 days per annum, in addition to the 8 public holidays. The annual leave year runs from 1st January - 31st December each year. Staff commencing employment part way through the year will have their entitlement pro-rated to the nearest half day. Leave may not be carried over from one annual leave year to the next, untaken leave will be forfeited. In the event that your employment is terminated (with the exception of summary dismissal for gross misconduct) you will be entitled to be paid holiday pay for any entitlement untaken. Similarly, deductions from your final salary will be made if you have overtaken your entitlement. Leave must be booked in advance (unless for domestic emergency) and approved in accordance with the Company Policy laid out in the Employment Handbook.

12. PROBATIONARY PERIOD: This post is offered subject to a trial period of 6 months and will be reviewed after 12 weeks in post and then again after 18 weeks. The continuous service date of your start date will be taken into account for the purposes of the probation period. At the last review the probation period may be extended at the line manager’s discretion for any period up to a maximum of a further 12 weeks. A decision will be taken at or before the end of the trial period as to whether to confirm employment as permanent or terminate employment. Should either party conclude, either at or after a review meeting, or at any other time during the trial period that the employment should not continue for any reason whatsoever, notice may be served to terminate the contract at any time up to the end of the trial period, or at the end of the trial period. Such notice will be 1 month on either side.

13. NOTICE REQUIRED FROM EMPLOYEE TO TERMINATE CONTRACT: 1 month in writing during the probationary period, thereafter, 3 months in writing.

14. NOTICE REQUIRED FROM THE EMPLOYER TO TERMINATE CONTRACT: 1 month in writing during the probationary period, thereafter, 3 months in writing.

The company reserves the right to terminate your services with immediate effect if you should be guilty of gross misconduct or fraud, you are convicted of a criminal offence (excluding minor driving offences not resulting in a ban or prison sentence); or if, despite warning, you willfully neglect to carry out your duties or commit a serious or persistent breach of this agreement.

15. NORMAL RETIREMENT AGE: There is no normal retirement age under this contract unless otherwise agreed in writing between the parties. Your employment will be subject to being fit for work assessed by occupational health practitioner at age 65.

16. PENSION SCHEME: The Company has a defined contribution scheme whereby employee contributions will be matched. As agreed, up to a 5% matching contribution of basic salary from the Company will be made. Full details of the scheme are available from the Finance Manager of Nagor. If you decide not to put the 5% into the scheme, Nagor Ltd will make an employer contribution and deduct the relevant contribution under the government current pension legislation. The Company does not hold a contracting out certificate.

17. LIFE ASSURANCE: Life Assurance cover at 4 x annual gross basic salary is provided and commences from date of employment. A nomination of beneficiaries form will be sent to you.

18. SICKNESS ABSENCE:

18.1. If you are absent due to sickness or injury you should inform the Company of the reason for the absence as soon as possible and no later than 10 a.m. on the working day on which your absence commences, unless exceptional circumstances apply. You must in any case make all reasonable efforts to report your absence as soon as possible. You should report your absence to your manager or the Global HR Director.

18.2. If your absence lasts less than five consecutive working days you must complete the Company’s self-certification form immediately on return to work after such absence;

18.3. If your absence lasts five working days or more, you must on the sixth working day of absence provide a medical certificate stating the reason for your absence (unless circumstances make this impracticable, in which case you should provide it as soon as is practicable). If your absence continues, you must provide a medical certificate for each week or part of the week you are absent.

18.4. The Company reserves the right to ask you at any stage of your absence to produce a medical certificate and/or to undergo a medical examination by an independent doctor. The company is required to obtain your permission to gain access to any medical reports that may be compiled.

18.5. The Company operates the Statutory Sick Pay Scheme and you are required to co-operate in the maintenance of necessary records. For the purpose of calculating your entitlement to statutory sick pay, qualifying days are those days on which you are normally required to work.

18.6. Occupational Sick Pay is for a maximum of 4 weeks in any 12 month rolling period. Any extension to this is at the discretion of the Company.

19. ADVERTISING AND USE OF SOCIAL MEDIA: You are not permitted to use Facebook, LinkedIn, Twitter or any other type of social medium to advertise, coerce, refer to the Company in a derogatory way or make comments which could be construed as being on behalf of Global Consolidated Aesthetics Ltd (GCAL) or any other associated company; or pass comments of any kind relating to members or the staff of Global Consolidated Aesthetics Ltd (GCAL) (or its subsidiary companies). Failure to comply will be deemed as gross misconduct and may result in dismissal.

20. ELECTRONIC COMMUNICATIONS: You may have access to e-mail and the Internet for the better performance of your duties. You must not send any e-mails of a defamatory or abusive nature or which constitute sexual, racial or any other form of harassment and must not download any pornographic or other offensive material.

21. RESTRICTIONS: During the course of your employment and for 6 months after employment has ended for whatever reason, you will not be permitted to solicit clients or customers nor will you be able to deal with any such clients or customers of Global Consolidated Aesthetics Ltd (GCAL), (or its subsidiary companies) irrespective of being approached by such third parties. Nor will you solicit or entice away or offer employment to, or employ or conclude any contract for services (from a contractor or subcontractor) or with any person who was employed by the Company or any associated company, at any time during the period of 6 months prior to the end of your employment. Contravention of this clause will warrant legal action being taken against you.

22. CONFIDENTIALITY: Whilst in employment you may have access to or be entrusted with confidential information about Global Consolidated Aesthetics Ltd (GCAL), (or its subsidiary companies) and or its clients or customers. You must not (with the exception of the proper course of your duties) during or after employment, divulge to any person or otherwise make use of any information concerning the business of the company including the client data base, its dealings, suppliers or contractors. All documentation whether it be hard copy, electronic, on memory sticks or computer discs you receive or make whilst in employment are the property of Global Consolidated Aesthetics Ltd (GCAL) and its subsidiary companies and must be returned upon termination. You are not permitted to copy, keep, or provide to any third party a hard or soft copy of such documentation.

23. OTHER INTERESTS: You will not directly or indirectly enter into, or be concerned or interested in, any other business or occupation without the consent in writing of the CEO. Such consent will not unreasonably be withheld and may be given subject to reasonable terms and conditions, that, if accepted will be incorporated into this contract of employment. However, consent will not be given to you participating in or being involved with, any activities that are similar to those carried out by Global Consolidated Aesthetics Ltd (GCAL), (or its subsidiary companies).

Nothing in this clause shall prevent you from holding or being otherwise interested in any shares or other securities of any company where such shares or securities are held for investment purposes only.

24. INTELLECTUAL PROPERTY: The Executive shall promptly communicate to the Company all Property (whether or not capable of protection by any Intellectual Property Right) which at any time during the subsistence of the Employment the Executive alone or jointly with one or more others might conceive, create, devise, produce, discover or formulate either during working hours or in the normal course of his duties or in the course of duties falling outside his normal duties but specifically assigned to his or with the Company’s materials and/or facilities which relate to the Company’s business or in which the Company is interested.

The Executive agrees that all right, title and interest to Property (including all rights in connection with it which arise whether before or after the Employment terminates) throughout the world EXCEPT any such Property which by virtue of the Patents Act 1977 (as amended) belongs to the Executive shall, without payment, belong to the Company absolutely.

When instructing any person, firm or company to carry out work (including the supply of goods and/or services) for the Company or in connection with the Company’s business the Executive shall ensure that such person, firm or company first assigns to the Company all future Intellectual Property Rights in any Property which they conceive, create, devise, produce, discover or formulate in the course of carrying out the work which they are instructed to perform.

The Executive shall, during the Employment and thereafter at the direction and expense of the Company, apply for and do all acts and things necessary to obtain and maintain any Intellectual Property Right that may subsist in any Property which by virtue of this Clause or any statute affecting Property belongs to the Company in any part of the world as the Company may require and shall vest all such Intellectual Property Rights in the Company or as the Company may direct.

The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to do and execute all acts, deeds, matters and things and generally to use for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this Clause and in favour of any third party a certificate in writing signed by any director or secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

25. EXPENSES: On the production of appropriate and authorised receipts you will be reimbursed by the Company for all reasonable expenses properly incurred in the course of your employment.

26. JURISDICTION: This contract is subject to the law of England and Wales and any dispute brought in the courts of England and Wales.

The Company reserves the right to reasonably alter any of the above individual express terms in line with future business/service requirements, and following full consultation in line with legislation with the post holder, with due notice of any change as appropriate.

PART B

The company’s policies and procedures detailed in the Employee Handbook which include health and safety and the Rules of Office, will be supplied and discussed with you upon commencement. It is your responsibility to familiarise yourself with these and others in use, and you are strongly advised to do so during your trial period. These policies and procedures are non-contractual and may change from time to time in line with legislation.

27. HEALTH AND SAFETY: Under the Health and Safety at Work Act 1974 the Company has a duty to ensure the health and safety of its employees. Similarly, you have a statutory duty to comply with the health and safety requirements and to take care to maintain your health and safety and that of your fellow employees. The Company will provide you with a copy of its Health and Safety rules and procedures separately. These do not form part of your contract of employment and may be varied from time to time.

28. INTERNET: You will comply with any reasonable email and internet usage policies that the Company may introduce from time to time.

29. GRIEVANCE POLICY: If you wish to make a formal complaint about any matter concerning your employment, you should first discuss the matter with the CEO. If you are not satisfied with the result of your discussion, you should then put this in writing, for the attention of the Global HR Director. The Grievance Policy is clearly detailed in the Employee Handbook.

30. DISCIPLINARY SUSPENSION AND APPEALS RULES AND PROCEDURES: In particular, you should be aware that any single act of gross misconduct or persistent failure to comply with a reasonable instruction or reasonable instructions given to you may result in summary dismissal. The Company reserves the right to suspend you on full pay pending investigation of any situation which leads us to suspect that you have been guilty of gross misconduct. The Company’s disciplinary procedures are non-contractual and the Company reserves the right not to follow them in any specific case. The Disciplinary Policy is clearly detailed in the Employee handbook.

31. BONUS SCHEME: The Company operates a non-contractual scheme of up to 20% of base salary, against clearly defined objectives. This scheme is reviewed and may change on an annual basis including the discontinuation subject to company profits.

32. TERMINATION: Upon the termination of this Agreement you are required to return to the Company:

32.1. Any keys or passes or other property in your possession belonging to the Company or giving access to the property of the Company;

32.2. Any debit/credit cards or other permissions enabling you to obtain credit or other funds on behalf of the Company;

32.3. Any documentation whether paper or electronic provided by the Company or created in connection with your work for the Company, or otherwise created in connection with the business of the Company. Neither will you or any third party acting on your behalf may retain hard or soft copies of any such documentation. For the avoidance of doubt, this does not include any documentation relating to the terms of your employment and the termination / resignation of such employment, the Equity Scheme, equity owned in GCAL, compensation received and tax paid as a result of employment by Nagor Limited.

33. COLLECTIVE AGREEMENTS: There is no collective agreement which directly affects the terms and conditions of your employment.

34. PREVIOUS CONTRACTS: This agreement is in substitution for any previous arrangement or contract of service between the Company i.e. Nagor Ltd and you which shall be deemed to have been terminated by mutual consent as from the commencement of this Agreement.

If any provision of this agreement is found by any court or authority of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining provisions of the agreement which shall remain in force and effect.

Signed on behalf of the Employer:

Name:	Julia Marsan
Position:	Global HR Director
Signed:	/s/ Julia Marsan
Date:	19/3/15

Signed on behalf of the Employee:

I hereby accept employment on the terms and subject to the conditions referred to above. I confirm that I understand any relevant policies and I accept responsibility for familiarising myself with the Employee Handbook, Rules of Office and other policies in operation. I undertake to inform the Company of any change to my address or personal circumstances. I authorise the Company to deduct from my salary, where applicable, overpayments of salary, incentive payments, sick pay or other pay elements e.g. Overtaken leave at the end of employment.

I also by signing this agreement opt out of the Working Time Directive. I, Emma Park, agree to opt out of the requirement not to work more than 48 hours per week. I understand that I can give written notice of 4 weeks at any time to terminate this agreement.

NAME:	Emma Park

Signed:	/s/ Emma Park	Date:	28/03/2015